Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Xperi Holding Corporation to be filed on or about June 1, 2020, in connection with the registration of its common stock issuable to eligible employees and pertaining to the Xperi Holding Corporation 2020 Equity Incentive Plan, Xperi Holding Corporation 2020 Employee Stock Purchase Plan, TiVo Corporation 2008 Equity Incentive Plan, Rovi Corporation 2000 Equity Incentive Plan, TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan, TiVo Inc. Amended and Restated 1999 Equity Incentive Plan, Xperi Corporation Seventh Amended and Restated 2003 Equity Incentive Plan, DTS, Inc. 2014 New Employee Incentive Plan, DTS, Inc. 2012 Equity Incentive Plan, SRS Labs, Inc. 2006 Stock Incentive Plan, and DTS, Inc. 2003 Equity Incentive Plan of our reports dated February 18, 2020, with respect to the consolidated financial statements of TiVo Corporation and the effectiveness of internal control over financial reporting of TiVo Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

May 29, 2020